EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

Board of Directors
Neomedia Technologies, Inc.

We consent to the incorporation by reference of our independent auditors' report dated February 27, 2004 on the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2003 and 2002, included in this Form 10-KSB, into the Company's previously filed Registration Statements (File Nos. 333-80591, 333-42477, 333-36098, 333-33738, 333-85422, 333-91284,
333-99183,   333-101588,   333-102103,   333-103172,   333-107239,   333-109778,
333-110189, and 333-110329).

/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
February 27, 2004